Exhibit 10.25.5
RESOLUTIONS
OF THE BOARD OF DIRECTORS
OF APPLETON PAPERS INC.

WHEREAS, Appleton Papers Inc. (the “Company”) sponsors the Appleton Papers Inc. Retirement Plan, as amended through December 30, 2009 (the “Plan”), for the exclusive benefit of its eligible employees and their eligible beneficiaries;

WHEREAS, pursuant to Section 11.01 of the Plan, the Company, by action of its Board of Directors, may amend the Plan in whole or in part, at any time or from time to time; and

WHEREAS, the Company desires to amend the Plan, effective March 1, 2011, to freeze benefits accrued under the Plan as of March 1, 2011, in the case of any salaried Plan participant.  For the avoidance of doubt, this amendment shall not apply to any Plan participant who is a member of a bargaining unit.

NOW THEREFORE, it is:

RESOLVED, that the amendments to the Appleton Papers Inc. Retirement Plan, as amended through December 30, 2009 (the “Plan”), and as further amended, in the form affixed hereto as Exhibit A, be and they hereby are approved and adopted, effective March 1, 2011 (with certain other effective dates as set forth therein):

FURTHER RESOLVED, that the officers of the Company and/or the Plan’s Pension Benefit Finance Committee, be, and each of them hereby is, authorized and directed to do or to cause to be done all further acts and things as they or any of them shall deem necessary or advisable or convenient and proper in connection with or incidental to the consummation and carrying into effect of the transactions contemplated by the foregoing resolution, including the incorporation of the amendments into an Amendment of Restatement of the Plan and/or the execution, acknowledgment and delivery of any and all certificates, instruments or documents which may be reasonably required or which may be considered supplemental thereto, and that all such actions so taken be and they hereby are ratified, approved, confirmed and adopted.

FURTHER RESOLVED, except as set forth above, the Plan is ratified and confirmed in its entirety.

Exhibit A

Amendment 1

Section 1.17 is amended by restating subsection (f)(2) thereof in its entirety, as follows:

(2)	March 1, 2011, in the case of any other Participant who has not retired or otherwise incurred a Termination of Employment prior to March 1, 2011.

Amendment 2

Section 1.36 is amended by restating subsection (b) thereof in its entirety, as follows:

(b)
The term “Vesting Service” shall be substituted for the term “Benefit Service” in subsection (a) above for Participants who (1) make an election pursuant to Section 2.05(a) in lieu of continuing to accrue Benefit Service under this Plan, (2) transfer to employment with a Controlled Group Affiliate on or after April 1, 2008, or (3) cease to accrue Benefit Service under Section 4.04 as of March 1, 2011; provided that for any Plan Year no more than one year of Service (“Benefit” or “Vesting”) shall be recognized.  Such substitution shall apply from the date the event described in item (1), (2) or (3) occurs.

Amendment 3

Section 4.04 is amended by restating subsection (e)(2) thereof in its entirety, as follows:

(2)           March 1, 2011, in the case of any other Participant.

Amendment 4

Section 4.07 is amended by restating subsection (b) thereof in its entirety, as follows:

(b)
Upon retirement or other Termination of Employment or death while in the employ of an Affiliate or in the employ of the Company other than as an Eligible Employee, a Participant’s benefit under this Plan (if any) shall be determined as if he had then retired, terminated employment or died for purposes of this Plan, based on his Final Average Monthly Compensation as of first to occur of (1) his date of retirement, (2) Termination of Employment, (3) death, (4) for a Participant who made the election under Section 2.05(a), January 1, 2008 or (5) March 1, 2011 for all other Participants, and his Benefit Service and the benefit formula in effect under Article V as of the date of transfer to the Affiliate or to employment other than as an Eligible Employee.

Amendment 5

Section 5.04 is amended by restating subsection (c) thereof in its entirety, as follows:

(c)           If a Participant:

(1)
recovers from his Disability prior to his Disability Pension Starting Date and returns to the employ of the Company or an Affiliate within ninety (90) days after the end of such Disability and prior to working full-time for any other person (disregarding any employment which is primarily for the purpose of rehabilitation), or

(2)	does not recover from his Disability prior to attainment of his Disability Pension Starting Date,

he shall be deemed to have continued as a Participant under the Plan and the period of his Disability prior to his Disability Pension Starting Date shall be treated as Vesting Service and Benefit Service, and Compensation shall be imputed for that period as provided in Section 1.17(c); provided that a Participant (A) who is actively employed on January 1, 2008 and does not make the election described in Section 2.05(a) and (B) whose period of Disability commences on or after January 1, 2008, shall be credited with Benefit Service to the extent provided by this subsection (c) for a period ending on the earlier of (i) such Participant’s Disability Pension Starting Date or (ii) March 1, 2011.

Amendment 6

Section 6.01 is amended by adding the following provision, to be identified as subsection (b):

(b)
The term “Vesting Service” shall be substituted for the term “Benefit Service” in subsection (a) above for Participants who (1) make an election pursuant to Section 2.05(a) in lieu of continuing to accrue Benefit Service under this Plan, (2) transfer to employment with a Controlled Group Affiliate on or after April 1, 2008, or (3) cease to accrue Benefit Service effective March 1, 2011; provided that for any Plan Year no more than one year of Service (“Benefit” or “Vesting”) shall be recognized.  Such substitution shall apply from the date the event described in item (1), (2) or (3) occurs.

Certificate of Secretary

Appleton Papers Inc.

I, Tami L. Van Straten, duly elected and acting Secretary of Appleton Papers Inc., hereby certify that the attached amendment to the Appleton Papers Inc. Retirement Plan was duly adopted at a meeting of the Board of Directors of Appleton Papers Inc. on December 8, 2010.

In witness whereof, I have executed this Certificate on December 13, 2010.

/s/ Tami L. Van Straten
Tami L. Van Straten